CONTRACT OF SALE AND
                               SECURITY AGREEMENT

         This Contract of Sale and Security Agreement (the "Agreement") is made effective January 22, 2004 between Christenson Velagio, Inc., an Oregon corporation formerly known as Christenson Technology Services, Inc. ("Borrower"), and Destination Capital, LLC, an Oregon limited liability company ("Destination Capital"), agree as follows:

PURPOSE OF AGREEMENT:

         1. BORROWER desires to obtain short-term financing by selling to Destination Capital ALL Accounts. Destination Capital agrees to purchase BORROWER's Accounts from time to time at a discount below face value, utilizing an advance formula for the purchase of ALL Accounts based upon advances against Acceptable/Eligible Accounts. It is clearly understood by both parties that ALL Accounts of BORROWER are to be sold to Destination Capital.

         2. BORROWER and Destination Capital acknowledge that BORROWER has previously entered into a similar arrangement with CAPCO Financial Company ("CAPCO") and that this Agreement is subject and subordinate to any rights of CAPCO in and to BORROWER'S Accounts and BORROWER'S obligations to CAPCO under such agreement. Destination Capital and CAPCO have also entered into a subordination agreement. This Agreement shall be appropriately construed and interpreted by taking into account CAPCO's rights (and BORROWER'S obligations) under the CAPCO agreement and the subordination agreement and, where the terms of the CAPCO agreement are inconsistent with the terms of this Agreement, the terms of the CAPCO agreement shall control. To the extent that any Account has been sold to CAPCO and is not available for sale to Destination Capital, advances hereunder by Destination Capital pursuant to the Advance Formula shall be considered a loan by Destination Capital to BORROWER and may be evidenced by a promissory note in form and substance satisfactory to Destination Capital.

DEFINITIONS:

         3. "Account" means any right of payment for goods sold or leased, and delivered, or services rendered, any specific transaction, or any right of payment, not otherwise sold to CAPCO pursuant to the CAPCO agreement.

         4. "Advance Formula" means the maximum amount available to BORROWER from Destination Capital for the purchase of ALL Accounts will not exceed fifteen percent (15%) of Acceptable/Eligible Accounts.

         5. "Acceptable/Eligible Account" means an Account conforming to the Warranties and terms set forth herein that has not been outstanding for more than ninety (90) DAYS from the date of invoice, has been underwritten and approved by CAPCO or Destination Capital, and has not been reduced from the original amount billed by credit memo, offset, adjustment of any kind, or partial payment subsequent to invoice date. Eligible Accounts will not include any Account which is subject to vendor offset.








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         6.       "CAPCO agreement" means the revolving invoice funding
agreement with CAPCO.

         7.       "Customer" means BORROWER's Customer or the Account debtor.

         8.       "BORROWER" means the seller of All Accounts.

         9. "Collateral" means the intangible or tangible property given as security to Destination Capital by BORROWER for any obligations and liabilities of BORROWER to Destination Capital under this Agreement.

         10. "Warrant" means to guarantee as a material element of this Agreement.

         11. "Credit Problem" means a Customer is unable to pay its debts because of problems or insolvency.

         12. "Customer Dispute" means any claim by a Customer against BORROWER of any kind whatsoever, valid or invalid, that reduces the amount collectible from a Customer by Destination Capital.

BORROWER COVENANTS:

         13. Subject to the CAPCO agreement, BORROWER agrees to sell to Destination Capital ALL Accounts Receivable (Accounts), mechanic's lien(s), and rights to payment under any stop notice(s) or bonded stop notice(s), securing payment of those Accounts created by BORROWER in the course of its business, existing as of the date of this Agreement or thereafter created during the term of this Agreement, subject to approval and verification by Destination Capital. Destination Capital is not obligated to advance funds for the purchase of All Accounts from BORROWER. When BORROWER notifies Destination Capital of its Accounts, BORROWER shall provide at Destination Capital's request the original assigned Account (Invoice) together with one copy thereof, a copy of the bill of lading contract, purchase order, purchase order number, and/or any other requisite supporting documentation corresponding to said Accounts and appropriate to the business of BORROWER.

         14. BORROWER shall prepare and give to Destination Capital at its request proper written assignments of Accounts and mechanic's lien(s) on forms provided by Destination Capital. The execution of said assignments shall transfer to Destination Capital all of BORROWER's right, title and ownership to ALL Accounts. BORROWER or Destination Capital, by this Agreement, will properly mark Accounts, as assigned and sold to Destination Capital, and Destination Capital is authorized to notify the Customer of said sale and assignment.

         15.      BORROWER represents and Warrants to Destination Capital that:

                  a. BORROWER is the sole and absolute owner of any and all Accounts and mechanic's liens and rights to payment under any stop notices or bonded stop notices sold and assigned hereunder, and BORROWER has full legal right to make said sale, assignment and/or transfer;







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                  b.       All Accounts sold to Destination Capital are an
accurate statement of a bona fide sale, delivery and acceptance of merchandise, or performance of service by BORROWER to/for the Account-debtor. Accounts are not contingent upon the fulfillment by BORROWER and each Account-debtor's business is believed to be solvent. The terms for payment of said Accounts are thirty (30) days or as expressly set forth on the face of said sold and assigned Accounts, and the payment of said Accounts are not contingent upon the fulfillment by BORROWER of any further performance of any nature whatsoever. BORROWER shall accept no returns and shall grant no allowances or credits to any old and assigned Account of any Account-debtor without the prior written approval of Destination Capital;

                  c. There are no known setoffs, Customer Disputes, adverse claims, defenses and/or liens whatsoever against the payment of Accounts, and the Accounts and mechanic's liens have not been previously assigned or encumbered by BORROWER in any manner whatsoever except in favor of CAPCO. BORROWER will, immediately upon sale of Accounts to Destination Capital, make proper entries on its books and records disclosing the absolute sale of Accounts to Destination Capital and BORROWER will post no payment unless it is reflected in a payment report from Destination Capital or CAPCO;

                  d. BORROWER will promptly notify Destination Capital in writing of any proposed change in BORROWER's place of business, name, legal entity, corporate structure, record-keeping location, and/or as to any additional place of business, or expiration of any special license(s), or transfer of assets or technology to a third party, or proposed change in ownership in excess of twenty-five percent (25%) of outstanding shares;

                  e. BORROWER does not own, control, manage, participate in management, or have any involvement and/or association whatsoever with the business of any Account-debtor related to any Accounts sold and assigned hereunder;

                  f. There are no financing statements now on file in any public office governing any Account, inventory or work in process of BORROWER in which BORROWER is named in or has signed as the debtor, except the financing statement or statements filed or to be filed in respect to this Agreement, or those statements now on file that have been disclosed in writing by BORROWER to Destination Capital. BORROWER will not execute any financing statements pledging Accounts receivables, inventory or work in process in favor of any other person or entity, excepting Destination Capital, for the term of this Agreement;

                  g. BORROWER's taxes are not delinquent nor has BORROWER been subject to a tax levy by any governmental entity nor are there now on file in any public office tax liens affecting BORROWER other than those delinquencies, levies and/or liens which have been disclosed by BORROWER to Destination Capital;

                  h. All records, statements, books, or other documents shown to Destination Capital by BORROWER at any time, either before or after the signing of this Agreement, are true and accurate;

                  i. BORROWER has served or caused to be served any and all preliminary 10-day notices required by law to perfect or enforce any mechanic's lien for All Accounts to



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ensure perfection of ownership for Destination Capital and the information contained on those preliminary 10-day notices is true, correct and properly recorded, to Seller's knowledge and belief;

                  j. Waivers and releases for all labor, services, equipment or material of BORROWER and others will be submitted on Destination Capital's form concurrent with Accounts.

         16. BORROWER and Destination Capital agree that Destination Capital will have FULL RECOURSE against BORROWER and BORROWER shall be liable to repay to Destination Capital any amount paid by Destination Capital to BORROWER in consideration for the sale, transfer and assignment of Accounts or in consideration of any other advance to BORROWER hereunder.

         17. All Accounts shall be the sole property of Destination Capital, subject to any rights of CAPCO, but if for any reason a payment owing on said Accounts shall be paid to BORROWER, BORROWER shall promptly notify Destination Capital of such payment, shall hold any check, draft or money so received in trust and for the benefit of Destination Capital, and shall pay over such check, draft in-kind or money, to Destination Capital promptly and without delay. All of BORROWER's invoices shall bear the address of CAPCO's or Destination Capital's lockbox as the "REMIT TO" address, and BORROWER agrees that ALL remittances for payment on ALL Accounts shall be made to the CAPCO or Destination Capital lockbox or other repository authorized in writing by CAPCO or Destination Capital.

         18. BORROWER will pay all costs of documentation and any other direct expenses incurred by Destination Capital in connection with this Agreement.

         19. BORROWER will furnish Destination Capital periodic statements, accounts receivable agings, journals, bank records and other information as requested by Destination Capital from time to time.

         20. Destination Capital shall be a third-party beneficiary of any Validity Guaranty provided to CAPCO by BORROWER's officers.

         21. BORROWER will not pledge the credit of BORROWER to any other person or business for any purpose whatsoever.

         22. BORROWER is properly licensed and authorized to operate its business under the trade name of Christenson Technology Services and Christenson Electrical Services and BORROWER's trade name(s) has been properly filed and published as required by the laws of the State of Oregon.

         23. BORROWER will not sell Accounts or pledge Accounts to any party except CAPCO or Destination Capital for the period of this Agreement unless specific Accounts are subordinated and released by Destination Capital in writing.

         24. BORROWER will not cause or permit the Advance Formula under the CAPCO agreement to exceed eighty-five percent (85%) of Acceptable/Eligible Accounts and





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BORROWER will not otherwise agree to amend or modify the CAPCO agreement without the prior written consent of Destination Capital which shall not be unreasonably withheld or delayed.

         25. BORROWER will not transfer, pledge or give a security interest in the assets sold or Collateral granted to Destination Capital to any other party.

         26. BORROWER will not change or modify the terms of the original sold-and-assigned Account with a Customer unless Destination Capital first consents to such change in writing. Destination Capital agrees to provide a prompt response to a BORROWER request for modification or change with respect to an assigned Account. For example, BORROWER may not extend credit to a Customer beyond thirty (30) days or the time set forth on the face of the sold-and-assigned Account without prior written consent from Destination Capital.

         27. NOTICE OF DISPUTE: BORROWER must immediately notify Destination Capital of Customer Disputes greater than $400.00 in total for any one Customer.

         28. POWER OF ATTORNEY: In order to carry out this Agreement and avoid unnecessary notification of Customers, BORROWER irrevocably appoints Destination Capital, or any person designated by Destination Capital, as its special attorney in fact, or agent, with power to:

                  a. Strike out BORROWER's address on all Accounts mailed to Customers and insert Destination Capital's address.

                  b. Receive, direct and forward, open and dispose of all mail addressed to BORROWER, or to BORROWER's fictitious trade name(s), via Destination Capital's address.

                  c. Endorse the name of BORROWER, or BORROWER's fictitious trade name(s), on any checks or other evidences of payment that may come into the possession of Destination Capital on Accounts purchased by Destination Capital and on any other documents relating to any of the Accounts or to assigned Collateral.

                  d. In BORROWER's name or otherwise, demand, sue for, collect and give release for any and all monies due or to become due on Accounts sold and assigned hereunder.

                  e. Do any and all things necessary and proper to carry out the purpose intended by this Agreement.

                  f. Execute any documents necessary to perfect or to continue any Security Interest and without further authorization from BORROWER file a carbon, photograph, facsimile or other reproduction of any financing statement for use as a financing statement.

         The authority granted Destination Capital shall remain in full force and effect until all Accounts are paid in full and any indebtedness of BORROWER to Destination Capital is discharged.




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DESTINATION CAPITAL COVENANTS:

         29. Destination Capital reserves the sum of Six Hundred Thousand Dollars ($600,000.00) for the purchase of ALL of BORROWER's Accounts. These funds are available daily at BORROWER's option, subject to restriction as governed by the Advance Formula.

         30. This Agreement shall have an initial term ending with the first full six (6) calendar months and unless terminated by either party giving not less than thirty (30) days prior written notice.

         31. Statement of Acceptance/Eligible Accounts: At such time as the CAPCO agreement is no longer in effect, Destination Capital shall identify in writing all Acceptable/Eligible Accounts and provide to BORROWER, upon request, a written statement thereof (Weekly Aging Report).

ACCOUNTING & FEES:

         32. Funds advanced by Destination Capital to BORROWER are subject to a daily fee of U.S. Bank Prime Rate + 14.00%/360 (equivalent to a monthly discount fee of U.S. Bank Prime Rate + 14.00%/12) calculated on the daily balance (as reported on the BORROWER Liability Detail Report) owing to Destination Capital. This period will usually be one (1) calendar day except for weekends and/or weeks where holidays or other non-operating days prevent the fee from being taken on a daily basis. The fee will be payable weekly by BORROWER on each Tuesday (unless another day is specified by Destination Capital) for outstanding advances due through Sunday of the prior week.

         33. In order to obtain an advance, BORROWER will provide to Destination Capital, via fax, an advance and availability request accompanied by the Borrower's Certificate in the form prepared for CAPCO. This request must be received by Destination Capital no later than 11:30 a.m. if a deposit or wire transfer is to be made on the same date as the request form was issued by BORROWER to Destination Capital.

         34. PAYMENT PROCESSING: BORROWER will authorize CAPCO to remit directly to Destination Capital an amount equal to fifteen percent (15%) of daily collections for the prior business day. All payments received by Destination Capital will be applied to BORROWER's Outstanding Balance daily following a three (3) business day hold to allow for the application of collected funds.

         35. REPORTING: BORROWER will provide Destination Capital with the following: BORROWER's certificate with each advance, or as requested, as calculated for CAPCO; weekly accounts receivable aging; weekly accounts payable aging including all related-party and inter-company payables; timely copies of all financial reports provided to CAPCO; a daily management borrowings summary report; a cash flow forecast as and when prepared for BORROWER's management personnel; and such other documents or information, including information regarding BORROWER's or any guarantor's financial condition and business operations (subject to a mutually acceptable nondisclosure agreement), as Destination Capital may reasonably request. Destination Capital may disclose to its investors and/or lenders any information provided by BORROWER and BORROWER agrees to meet with such investors or




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lenders to discuss such information upon request, subject to a mutually acceptable nondisclosure agreement.

         36. DISPUTED ACCOUNT: BORROWER will immediately notify Destination Capital of any Account subject to a Customer Dispute of any kind whatsoever and said Account shall be removed as an Acceptable/Eligible Account.

         37. INVOICING ERRORS: Mistaken, incorrect and/or erroneous invoicing submitted by BORROWER to Destination Capital may, at Destination Capital's discretion, be deemed a Customer Disputed sold-and-assigned Account and shall be removed as an Acceptable/Eligible Account.

         38. WARRANTS: In addition to the fee set forth above, BORROWER will cause to be provided to Destination Capital a warrant or warrants to purchase common shares of BORROWER's parent, Microfield Group, Inc. ("MICG"), subject to MICG shareholder approval (at the next annual meeting) to increase the authorized capital of MICG. The warrant(s) will be assignable and will entitle Destination Capital to purchase, for a period of 5 years, that number of MICG shares equivalent to (i) the number of months (or portion thereof, but not to exceed 6 months in total) that amounts advanced under this Agreement are outstanding, multiplied by (ii) one percent (1%) of all MICG shares which are outstanding (calculated on a fully-diluted basis) during such 6 month period. The exercise price will be the lesser of $0.42 per share or the price applicable to any shares, warrants or options issued by MICG during such 6 month period.

COLLATERAL:

         39. As Collateral for the payment of any indebtedness now owing, or in the future owing, by BORROWER to Destination Capital, BORROWER hereby grants to Destination Capital a security interest (subordinate to CAPCO's interest) in the following property (the "Collateral"):

         All accounts receivable, contract rights, chattel paper, documents, instruments and general intangibles now owned or hereafter acquired and proceeds thereof. All right, title and interest in inventory, raw materials, work in progress, finished goods, personal property, cash, securities, investments, furnishings, fixtures, trade fixtures, equipment, machinery, deposits, motor vehicles and all other property, assets or rights of whatever nature now owned or hereafter acquired and products and proceeds thereof.

         40. BORROWER will maintain such insurance covering BORROWER's business and/or the property of BORROWER's Customers as is customary for businesses similar to the business of BORROWER.

         41. BORROWER shall complete any and all documents required to provide Destination Capital a perfected security interest/lien (subordinate to CAPCO's interest) in the Collateral pledged to Destination Capital.











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DEFAULT:

         42. Any one or more of the following shall constitute an event of default:

                  a. If BORROWER shall fail to pay any amount of indebtedness to Destination Capital within five (5) days after notice;

                  b. If BORROWER shall be in breach of any term, provision, Warranty or representation under this Agreement or any other agreement related hereto, including the CAPCO agreement. Destination Capital has the right, but not the obligation, to cure a default under the CAPCO agreement by making an advance under this Agreement to CAPCO in which case BORROWER shall repay the advance immediately upon demand;

                  c. If BORROWER is in default under one or more of the agreements with Christenson Leasing Company, LLC ("CLC") or Christenson Electric, Inc. ("CE") listed below and such default is not cured within five (5) days after demand. The parties acknowledge that BORROWER has not made payments as required under the following agreements with CLC and CE: (i) Master Vehicle Lease Agreement dated September 1, 2003; (ii) Equipment Lease Agreement dated September 1, 2003; (iii) Sublease dated August 1, 2002, as amended (Thurman Building); (iv) Sublease dated September 1, 2003 (Swan Island); (v) Sublease dated September 1, 2003 (Bend); (vi) Sublease dated September 1, 2003 (Eugene);
(vii) Sublease dated September 1, 2003 (Crown Plaza); (viii) Sublease dated September 1, 2003 (Pope yard); (ix) Sublease dated September 1, 2003 (Montgomery
Park); (x) Management Services Agreement dated September 11, 2003; and (xi) Employee Leasing Agreement dated September 15, 2003. For purposes of this provision, no default will be deemed to exist under these agreements provided BORROWER continues to make interim minimum payments of $25,000 per week to CLC/CE and BORROWER and Destination Capital mutually agree upon and document a restructuring agreement within seven (7) days of the date of this Agreement.

                  d. If bankruptcy or insolvency proceedings shall be instituted by or against BORROWER or any guarantor;

                  e. If the Collateral shall be attached, levied upon or seized in any legal proceeding, and not released within five (5) working days thereof;

                  f. If BORROWER or any guarantor shall cease doing business and there shall exist any indebtedness or commitments by BORROWER to Destination Capital;

                  g. Any Accounts, documents, statements or other writings submitted by BORROWER to Destination Capital prove to be false or inaccurate in any material respect;

                  h. If BORROWER has contributed to or aggravated an Account debtor's problem or insolvency, and/or said Account debtor's ability and/or willingness to pay any Accounts;

                  i. If any unpaid judgment or tax lien exists again BORROWER or any guarantor;




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                  j.       If Destination Capital, with reasonable cause and in
good faith, determines that its purchase of assets or Collateral is impaired for any reason whatsoever;

                  k. If BORROWER terminates this Agreement prior to the end of the initial term;

                  l. Any change in BORROWER's place of business, name, legal entity, corporate structure, record-keeping location, and/or as to any additional place of business, or expiration of any special license(s), or any transfer of assets or technology to a third party, or proposed change in ownership in excess of twenty-five percent (25%) of BORROWER's or MICG's outstanding shares (excluding a parent-subsidiary merger).

REMEDIES AFTER DEFAULT:

         43. In the event of any default, and subject to the rights of CAPCO, Destination Capital may do any one or more of the following:

                  a. Declare any indebtedness secured hereby immediately due and payable;

                  b. Notify any and all Customers and take possession of the Accounts and Collateral and collect any receivables or funds paid to BORROWER, all without judicial process;

                  c. Require BORROWER to assemble the Collateral and the records pertaining to receivables or other assets pledged as collateral, and make them available to Destination Capital, at a place designated by Destination Capital;

                  d. Enter the premises of BORROWER and take possession of the Collateral and of the records pertaining to the Accounts and any other Collateral;

                  e. Grant extensions, compromise claims and settle receivables for less than face value, all without prior notice to BORROWER;

                  f. Use, in connection with any assembly or disposition of the Collateral, any trademark, trade name, trade style, copyright, patent right or technical process used or utilized by BORROWER;

                  g. Return any surplus realized to BORROWER after deduction of reasonable expenses, attorney's fees, attorney's fees on appeal, collection costs, independent third party auditors, incurred by Destination Capital in resolving said default;

                  h.       Hold BORROWER liable for any deficiency.

                  i. Establish a reserve from the collection of Accounts to meet reasonable legal expenses associated with a future defense resulting from an action brought against Destination Capital by BORROWER, BORROWER's Customer, or other third party, as a result of an action of default.





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                  j.       Obtain an injunction against BORROWER taking any
action with regard to the Accounts or Collateral

                  k. Receive, direct and forward, open, and dispose of all mail addressed to BORROWER at any address used by BORROWER to receive mail.

GENERAL:

         44. After termination, BORROWER remains fully responsible to Destination Capital for any indebtedness existing, or which may yet arise, in connection with Accounts that remain unpaid.

         45. If, during the term hereof, BORROWER fails to make any payment as and when required hereunder, Destination Capital may, at its discretion and after notice to BORROWER, pay the same and charge BORROWER therefor.

         46. BORROWER will not, under any circumstances, or in any manner whatsoever, interfere with any of Destination Capital's rights under this Agreement.

         47. TAX COMPLIANCE: BORROWER will furnish Destination Capital, upon request, satisfactory proof of payment and/or compliance with all federal, state and/or local tax requirements.

         48. NOTICE OF LEVY: BORROWER will promptly notify Destination Capital of any attachment or any other legal process levied against BORROWER.

         49. LEGAL FEES: The losing party will pay any and all legal expenses and reasonable attorney's fees (including fees in any appellate or bankruptcy proceeding), paralegal fees, staff overtime expense, travel costs, costs on appeal, or other reasonable collection costs, that the prevailing party may incur as a result of either BORROWER or Destination Capital enforcing this Agreement or pursuing collection of amounts owing hereunder.

         50. HOLD HARMLESS: BORROWER shall hold Destination Capital harmless against any liability, damages, loss, attorney's fees and costs of any type due to any action by a Customer arising from Destination Capital's collecting or attempting to collect any Accounts so long as these collections are performed in a commercially reasonable manner and in compliance with all applicable laws, rules and regulations. BORROWER maintains the primary responsibility for collections efforts until the occurrence of an event of default.

         51. BINDING ON FUTURE PARTIES: This Agreement inures to the benefit of and is binding upon the heirs, executors, administrators, successors and assigns of the parties thereto.

         52. CUMULATIVE RIGHTS: All rights, remedies and power granted to Destination Capital in this Agreement, or in any note or other agreement given by BORROWER to Destination Capital, are cumulative and may be exercised singularly or concurrently with such other rights as Destination Capital may have. These rights may be exercised from time to time as to all or any part of the pledged Collateral as Destination Capital in its discretion may determine.





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         53.      WRITTEN WAIVER: Destination Capital may not waive its rights and remedies unless the waiver is in writing and signed by Destination Capital. A waiver by Destination Capital of a right or remedy under this Agreement on one occasion is not a waiver of the right or remedy on any subsequent occasion.

         54. OREGON LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon. BORROWER hereby consents to the exclusive jurisdiction of the State of Oregon in any dispute arising hereunder or related hereto. Venue for any actions shall be in Multnomah County, Oregon.

         55. INVALID PROVISIONS: If any provision of this Agreement shall be declared illegal or contrary to law, it is agreed that such provision shall be disregarded and this Agreement shall continue in force as though such provision had not been incorporated herein.

         56. ENTIRE AGREEMENT: This instrument contains the entire Agreement between the parties as to the subject matter hereof. Any addendum or modification hereto must be signed by both parties and attached hereto.

         57. EFFECTIVE: This Agreement becomes effective when it is accepted and executed by the authorized officers of Destination Capital.

         58. COUNTERPARTS: Execution of this document may contain multiple signature pages; each shall be considered, when combined, as one signed and executed document.

         Executed effective January 22, 2004 at Portland, Oregon.

                                     Christenson Velagio, Inc.



                                     By: /s/ STEVEN M. WRIGHT
                                         ---------------------------------------
                                     Title:  President and CEO



                                     Destination Capital, LLC

                                     Accepted effective January 22, 2004, at
                                     Portland, Oregon.

                                     By:  JMW Capital Partners, Inc., Manager



                                     By: /s/ ROBERT JESENIK
                                        ----------------------------------------
                                     Title: President and CEO







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